EXHIBIT 99.1

N E W S     R E L EA S E

Contact:	Peter D. Brown Senior Vice President, Chief Information Officer and Investor Relations Foot Locker, Inc. (212)720-4254

FOOT LOCKER, INC. REPORTS SECOND QUARTER RESULTS

• Second Quarter Net Income is $0.11 Per Share • Second Quarter Sales Increased 1.5 Percent • Cash Position, Net of Debt, Increased $173 Million

NEW YORK, NY, August 21, 2008 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended August 2, 2008.

Second Quarter Results

The Company reported net income of $18 million, or $0.11 per share, for the second quarter ended August 2, 2008 compared with a net loss of $18 million, or $0.12 per share, last year. Second quarter sales increased 1.5 percent, to $1,302 million this year compared with sales of $1,283 million for the corresponding prior year period. Second quarter comparable-store sales decreased 0.5 percent.

“Our second quarter earnings were at the high end of our expectations due primarily to lower than anticipated markdowns. As a result, our gross margin rate was 420 basis points favorable to the second quarter of last year and in line with our historic gross margin rates for the second fiscal quarter,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “Our gross margin rate in the second quarter of last year was affected negatively by a strategic decision to accelerate the clearance of slow-selling merchandise.”

Year-to-Date Results

Net income for the Company’s first six months of the year was $21 million, or $0.13 per share, and includes store closing expenses of $3 million, after-tax, or $0.02 per share, and a non-cash impairment charge of $15 million, after-tax, or $0.10 per share. For comparison purposes, year-to-date net income in 2008, before the store closing expenses and impairment charge, was $39 million, or $0.25 per share. For the first six months of 2007, the Company had a net loss of $1 million, or $0.01 per share.

Year-to-date sales increased 0.5 percent to $2,611 million compared with sales of $2,599 million last year. Comparable-store sales decreased 1.7 percent.

Financial Position

At August 2, 2008, the Company’s cash and short-term investments totaled $431 million while the debt on its balance sheet was $125 million. The Company’s cash position, net of debt, was $173 million higher than the same time last year. During the second quarter the Company repaid the remaining $88 million of its bank term debt in advance of final maturity.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

In line with a strategic initiative designed to improve inventory management, the Company’s merchandise inventory at the end of the second quarter was 3.5 percent lower than at the end of the second quarter last year. On a constant currency basis, merchandise inventory was 5.4 percent below last year. At the Company’s combined U.S. store businesses, merchandise inventory has been reduced by approximately 10 percent versus the level two years ago.

Store Base Update

During the first six months of the year, the Company opened 40 new stores, remodeled/relocated 162 stores and closed 97 stores. At August 2, 2008, the Company operated 3,728 stores in 21 countries in North America, Europe and Australia. In addition, 14 franchised stores were operating in the Middle East and South Korea.

Mr. Serra continued, “While we are encouraged with our financial results for the second quarter and first half of this year, we are being cautious in how we manage our business for the balance of the year given the uncertain economic environment in which we operate, particularly as it relates to consumer spending. We currently expect our net income for the full year, excluding the $0.10 per share impairment charge recorded during our first fiscal quarter, to be in a range of $0.70 to $0.85 per share.”

The Company is hosting a live conference call at 9:00 a.m. (ET) on Friday, August 22, 2008 to discuss these results. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Friday, August 29, 2008.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended August 2, 2008 and August 4, 2007
(In millions, except per share amounts)

	Second	Second
	Quarter	Quarter
	2008	2007
Sales	$1,302	$1,283

Cost of sales	941	981
Selling, general and administrative expenses	299	286
Depreciation and amortization	33	44
Store closing costs	1	—
Interest expense, net	2	—
Other (income) expense	(2)	1
	1,274	1,312
Income (loss) before income taxes	28	(29)
Income tax expense (benefit)	10	(11)
Net income (loss)	$18	$(18)

Diluted EPS:
Net income (loss)	$0.11	$(0.12)

Weighted-average diluted shares outstanding	155.4	154.0

	Year-To-Date	Year-To-Date
	2008	2007
Sales	$2,611	$2,599

Cost of sales	1,884	1,937
Selling, general and administrative expenses	598	576
Depreciation and amortization	65	87
Impairment charge	15	—
Store closing costs	5	—
Interest expense, net	3	—
Other (income) expense	(2)	1
	2,568	2,601
Income (loss) before income taxes	43	(2)
Income tax expense (benefit)	22	(1)
Net income (loss)	$21	$(1)

Diluted EPS:
Net income (loss)	$0.13	$(0.01)

Weighted-average diluted shares outstanding	155.2	154.4

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Reconciliation of Net Income from a GAAP-reported basis to a non-GAAP basis
(unaudited)
Periods ended August 2, 2008 and August 4, 2007
(In millions, except per share amounts)

	Second	Second
	Quarter	Quarter
	2008	2007
Net income – GAAP basis	$18	$(18)
Additions:
Impairment charge	—	—
Store closing costs	—	—

Net income – non-GAAP basis	$18	$(18)

Net income per share – GAAP basis	$0.11	$(0.12)
Additions:
Impairment charge	—	—
Store closing costs	—	—

Net income per share – non-GAAP basis	$0.11	$(0.12)

	Year-To-Date	Year-To-Date
	2008	2007
Net income – GAAP basis	$21	$(1)
Additions:
Impairment charge	15	—
Store closing costs	3	—

Net income – non-GAAP basis	$39	$(1)

Net income per share – GAAP basis	$0.13	$(0.01)
Additions:
Impairment charge	0.10	—
Store closing costs	0.02	—

Net income per share – non-GAAP basis	$0.25	$(0.01)

     FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	August 2,	August 4,
	2008	2007
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$431	$363
Merchandise inventories	1,401	1,452
Other current assets	250	290
	2,082	2,105

Property and equipment, net	529	648
Deferred tax assets	247	134
Other assets	413	453
	3,271	3,340

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$363	$368
Accrued and other liabilities	266	254
Current portion of long-term debt and obligations
under capital leases	—	14
	629	636

Long-term debt and obligations under capital leases	125	216
Other liabilities	257	245
SHAREHOLDERS’ EQUITY	2,260	2,243
	$3,271	$3,340

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FOOT LOCKER, INC.
Store and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	August 2,	August 4,	July 29,
	2008	2007	2006
Foot Locker U.S.
Number of stores	1,245	1,321	1,363
Gross square footage	5,074	5,344	5,501
Selling square footage	3,030	3,162	3,241

Footaction
Number of stores	343	373	365
Gross square footage	1,600	1,735	1,721
Selling square footage	993	1,066	1,063

Lady Foot Locker
Number of stores	518	546	550
Gross square footage	1,148	1,217	1,229
Selling square footage	654	689	693

Kids Foot Locker
Number of stores	312	331	325
Gross square footage	756	801	789
Selling square footage	448	476	470

Champs Sports
Number of stores	573	575	559
Gross square footage	3,096	3,127	3,063
Selling square footage	2,081	2,123	2,105

Footquarters
Number of stores	—	32	—
Gross square footage	—	188	—
Selling square footage	—	169	—

Foot Locker International
Number of stores	737	727	732
Gross square footage	2,147	2,108	2,099
Selling square footage	1,097	1,080	1,093

Total Stores Operated
Number of stores	3,728	3,905	3,894
Gross square footage	13,821	14,520	14,402
Selling square footage	8,303	8,765	8,665

Total Franchised Stores
Number of stores	14	7	—
Gross square footage	54	20	—
Selling square footage	36	14	—

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